SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                              (Amendment No. 11)


                         CAPSTEAD MORTGAGE CORPORATION
            -------------------------------------------------------
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
          -----------------------------------------------------------
                        (Title of Class of Securities)


                                  14067E 40 7
       ----------------------------------------------------------------
                                (CUSIP Number)


                               Randal A. Nardone
                     Chief Operating Officer and Secretary
                     Fortress Registered Investment Trust
                        sole member of Fortress CAP LLC
                          1251 Avenue of the Americas
                           New York, New York 10020
                                (212) 798-6100
       -----------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                   Copy to:

                               J. Gregory Milmoe
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                                (212) 735-3000

                                March 25, 2003
       -----------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box |_|.

                             (Page 1 of 12 Pages)

CUSIP No. 14067E 40 7                13D                   Page 2 of 12 Pages
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Fortress CAP LLC
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |_|
           Not applicable                                     (b) |_|
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           Not applicable
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)
                                                                      |_|
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
  NUMBER OF SHARES      7     SOLE VOTING POWER           - 0 -
BENEFICIALLY OWNED      -------------------------------------------------------
    BY EACH
REPORTING PERSON        8     SHARED VOTING POWER         - 2,320,159 -
    WITH                -------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER      - 0 -
                        -------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER    - 2,320,159 -

-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 2,320,159 -
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           |_|
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           16.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                     Page 3 of 12 Pages

-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Fortress Registered Investment Trust
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |_|
           Not applicable                                     (b) |_|
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           WC
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)
                                                           |_|
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
      NUMBER OF                7       SOLE VOTING POWER          - 0 -
         SHARES                ------------------------------------------------
   BENEFICIALLY                8       SHARED VOTING POWER        - 2,320,159 -
      OWNED BY
           EACH                ------------------------------------------------
      REPORTING                9       SOLE DISPOSITIVE POWER     - 0 -
    PERSON WITH                ------------------------------------------------
                               10      SHARED DISPOSITIVE POWER   - 2,320,159 -
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 2,320,159 -
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                          |_|
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           16.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                  13D                 Page 4 of 12 Pages
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Fortress Investment Fund LLC
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
           Not applicable                                            (b)  |_|
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           Not applicable
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                        |_|
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
      NUMBER OF                7       SOLE VOTING POWER         - 0 -
        SHARES
   BENEFICIALLY                ------------------------------------------------
      OWNED BY                 8       SHARED VOTING POWER       - 2,320,159 -
          EACH
      REPORTING                ------------------------------------------------
    PERSON WITH                9       SOLE DISPOSITIVE POWER    - 0 -

                               ------------------------------------------------
                               10      SHARED DISPOSITIVE POWER  - 2,320,159 -

-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 2,320,159 -
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                                 |_|
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           16.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                   Page 5 of 12 Pages
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Fortress Investment Group LLC
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  |_|
           Not applicable                                     (b)  |_|
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           Not applicable
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                      |_|
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
      NUMBER OF                7       SOLE VOTING POWER         - 0 -
         SHARES
   BENEFICIALLY                ------------------------------------------------
      OWNED BY                 8       SHARED VOTING POWER       - 2,320,159 -
           EACH
       REPORTING               ------------------------------------------------
    PERSON WITH                9       SOLE DISPOSITIVE POWER    - 0 -

                               ------------------------------------------------
                               10      SHARED DISPOSITIVE POWER  - 2,320,159 -
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 2,320,159 -
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                                    |_|
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           16.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                   Page 6 of 12 Pages
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Fortress Principal Investment Holdings LLC
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  |_|
           Not applicable                                     (b)  |_|
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           Not applicable
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                      |_|
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
    NUMBER OF                7       SOLE VOTING POWER           - 0 -
     SHARES
  BENEFICIALLY               --------------------------------------------------
    OWNED BY                 8       SHARED VOTING POWER         - 2,320,159 -
     EACH
   REPORTING                 --------------------------------------------------
  PERSON WITH                9       SOLE DISPOSITIVE POWER      - 0 -

                             --------------------------------------------------
                             10      SHARED DISPOSITIVE POWER    - 2,320,159 -
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 2,320,159 -
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                               |_|
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           16.6% (based on 13,965,489 shares of Common Stock outstanding as of February 20, 2003)
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------

         This Amendment No. 11 (this "Amendment") to the Statement on Schedule 13D dated January 21, 2000, as amended by Amendment No. 1 thereto dated February 22, 2000, Amendment No. 2 thereto dated July 12, 2000, Amendment No. 3 thereto dated September 8, 2000, Amendment No. 4 thereto dated October 31, 2000, Amendment No. 5 thereto dated December 28, 2000, Amendment No. 6 thereto dated November 29, 2001, Amendment No. 7 thereto dated February 28, 2003, Amendment No. 8 thereto dated March 19, 2003, Amendment No. 9 thereto dated March 21, 2003 and Amendment No. 10 thereto dated March 24, 2003 (as so amended, the "Schedule 13D") filed by Fortress CAP LLC, a Delaware limited liability company ("Fortress CAP"), Fortress Registered Investment Trust, a Delaware business trust ("Fortress Trust"), Fortress Investment Fund LLC, a Delaware limited liability company ("Fortress Fund"), Fortress Investment Group LLC, a Delaware limited liability company ("Fortress Group"), and Fortress Principal Investment Holdings LLC, a Delaware limited liability company ("FPIH"), relates to the common stock, par value $0.01 per share (the "Common Stock"), of Capstead Mortgage Corporation, a Maryland corporation ("Capstead"). This Amendment is filed jointly by Fortress CAP, Fortress Trust, Fortress Fund, Fortress Group and FPIH (collectively, the "Reporting Persons"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.

Item 5.

         Item 5 of the Schedule 13D is hereby amended and supplemented to add the following:

            On March 24, 2003, in a privately negotiated transaction, Fortress CAP sold 189,500 shares of Common Stock at $12.5078 per share, yielding aggregate net proceeds of $2,370,228.10. On March 25, 2003, in a privately negotiated block transaction, Fortress CAP sold 355,900 shares of Common Stock at $12.4141 per share, yielding aggregate net proceeds of $4,418,178.19. After these sales, Fortress CAP was the direct beneficial owner of 2,320,159 shares of Common Stock, which represents approximately 16.6% of the outstanding Common Stock.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          March 26, 2003


                                          FORTRESS CAP LLC


                                          By:  /s/ Randal A. Nardone
                                               -----------------------------
                                               Randal A. Nardone, as
                                               Chief Operating Officer and
                                               Secretary of Fortress
                                               Registered Investment Trust,
                                               sole member of Fortress CAP LLC

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           March 26, 2003


                                           FORTRESS REGISTERED
                                           INVESTMENT TRUST


                                           By: /s/ Randal A. Nardone
                                               --------------------------------
                                               Randal A. Nardone, as
                                               Chief Operating Officer and
                                               Secretary of Fortress Registered
                                               Investment Trust

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       March 26, 2003


                                       FORTRESS INVESTMENT FUND LLC


                                       By:  /s/ Randal A. Nardone
                                            -----------------------------
                                            Randal A. Nardone, as
                                            Chief Operating Officer and
                                            Secretary of Fortress Fund MM LLC,
                                            managing member of
                                            Fortress Investment Fund LLC

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            March 26, 2003


                                            FORTRESS  INVESTMENT GROUP  LLC


                                            By:  /s/ Randal A. Nardone
                                                 ----------------------------
                                                 Randal A. Nardone, as
                                                 Chief Operating Officer and
                                                 Secretary of Fortress
                                                 Investment Group LLC

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        March 26, 2003


                                        FORTRESS PRINCIPAL
                                        INVESTMENT HOLDINGS  LLC


                                        By: /s/ Randal A. Nardone
                                            ------------------------------
                                            Randal A. Nardone, as
                                            Secretary